Exhibit 99.1

NEWS RELEASE

Contact:
Susan Ball
EVP, Chief Financial Officer and Treasurer
(281) 388-5521

TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2019 RESULTS
Highest Full Year Operating Cash Flow of $58.8 Million in Last Three Years
$29.8 Million of Free Cash Flow in 2019 More Than Doubles 2018

•	Highest fourth quarter consolidated gross margin percent in over 4 years at 29.2%

•	Quest Integrity record quarterly and annual revenue with increases of 17.7% over Q4 2018 and 18.3% over full year 2018

•	Quest Integrity record adjusted EBITDA for Q4 2019 and FY 2019 of $11.5 million and $32.4 million, respectively

•	Mechanical Services operating income improved 492% or $11.4 million for Q4 2019 with full year operating income increase of over $49 million compared to 2018

•	Consolidated FY 2019 net loss of $32.4 million, compared to net loss of $63.1 million for 2018

•	Consolidated FY 2019 adjusted EBITDA of $80.3 million compared to $72.0 million in 2018; an 11.4% increase year-over-year

•	$32.7 million of debt paydown in 2019; achieving lowest debt level since 2016

•	OneTEAM program generated $22.9 million of savings in FY 2019

SUGAR LAND, TX – March 12, 2020 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the fourth quarter and full year ended December 31, 2019.

Consolidated net loss in the fourth quarter of 2019 was $7.2 million ($0.24 loss per diluted share) compared to net income of $4.0 million ($0.13 earnings per diluted share) in the fourth quarter of 2018. Adjusted EBITDA, a non-GAAP measure, was $23.2 million for the fourth quarter of 2019 compared to $24.5 million for the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this release.)

Consolidated revenues for the fourth quarter of 2019 were $287.8 million compared to $309.8 million in the prior year quarter. Revenue decreased due to lower activity levels in our Inspection and Heat Treating (“IHT”) segment, offset by higher activity levels in our Mechanical Services (“MS”) and Quest Integrity segments. For the quarter, consolidated gross margin was $84.2 million and expanded by 168 basis points to 29.2% compared with 27.6% in the same quarter a year ago.

For the full year 2019, consolidated revenues were $1.16 billion, compared to $1.25 billion in 2018. Net loss was $32.4 million, or $1.07 loss per diluted share, compared to a net loss of $63.1 million, or $2.10 loss per diluted share in 2018. Net cash provided by operating activities was $58.8 million in 2019, compared to $41.9 million in 2018.

Amerino Gatti, Team’s Chairman and Chief Executive Officer, said, “We were pleased with our strong fourth quarter performance, delivering improvements in free cash flow, EBITDA, gross margin and SG&A, despite various topline challenges. Our fourth quarter and full year results showcase our ongoing commitment to generate increased free cash flow for debt paydown, focus on working capital, and other efforts to reduce costs. Additionally, we further expanded gross margin through pricing discipline, project management, and market diversification.

“The Mechanical Services’ segment had a strong fourth quarter, generating increased revenues and EBITDA led by the Onstream service line. The Quest Integrity segment delivered record revenue and EBITDA for the fourth quarter and full year driven by continued international expansion. The Inspection and Heat Treating segment’s conventional activity was negatively impacted by our clients’ continued focus on maintaining high utilization rates and operational flexibility to maximize margins.

“Our successful OneTEAM transformation and integration program generated cost savings of $22.9 million in 2019. Since OneTEAM was established two years ago, our cost control initiatives resulted in a 240-basis point expansion in gross margin and adjusted EBITDA growth of approximately $28 million, or 50%. Most importantly, our commitment to capital management and deleveraging the company led to a free cash flow improvement of more than $80 million.

“Looking ahead, we are uniquely positioned to navigate the recent volatility in the global markets. TEAM’s agile and scalable operating model, coupled with a strong track record of rightsizing our cost structure, has prepared us for these dynamic conditions. Currently, the second half of the year is expected to be stronger than the first half, with both Quest Integrity and Mechanical Services delivering year-over-year growth. We will collaborate with our longstanding, diverse clients and leverage our stable, embedded footprint to provide additional high-margin services and remain focused on managing what is in our control,” Mr. Gatti, concluded.

SG&A for the fourth quarter was $79.7 million, down $10.4 million or a 12% improvement from the fourth quarter 2018. Pretax loss for the fourth quarter was $4.5 million, an improvement of $9.2 million or 67% from the fourth quarter 2018.

Fourth quarter 2019 reported results include certain net charges not indicative of Team’s core operating activities, including: $3.8 million of costs related to our OneTEAM program, $1.6 million of legal costs and $0.8 million of certain professional fees and other non-recurring costs. Net of tax, these items totaled $4.9 million ($0.16 per diluted share).

Excluding these items, adjusted net loss, a non-GAAP measure, was $2.3 million, or $0.08 adjusted net loss per diluted share for the fourth quarter of 2019 compared to adjusted net income of $12.1 million, or $0.40 adjusted net income per diluted share for the same quarter in 2018. Our adjusted measure of operating income, Adjusted EBIT, was $9.4 million in the fourth quarter compared to $5.3 million in the prior year comparable quarter.

Adjusted net income or loss, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarters ended December 31, 2019 and 2018 (in thousands):

	Three Months Ended December 31,		Increase (Decrease)
	2019	2018	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$120,857	$149,757	$(28,900)	(19.3)%
MS	133,324	131,475	1,849	1.4%
Quest Integrity	33,626	28,567	5,059	17.7%
Total	$287,807	$309,799	$(21,992)	(7.1)%
Operating income (loss):
IHT	$6,226	$8,554	$(2,328)	(27.2)%
MS	13,663	2,309	11,354	491.7%
Quest Integrity	10,667	8,038	2,629	32.7%
Corporate and shared support services	(27,338)	(25,842)	(1,496)	(5.8)%
Total	$3,218	$(6,941)	$10,159	146.4%

MS and Quest Integrity both delivered strong revenue growth and increases in operating income. MS results included a 1.4% year-over-year improvement in revenue primarily due to higher on-stream services and a nearly 492% increase in operating income. Quest Integrity’s results included a 17.7% year-over-year improvement in revenue and a 32.7% increase in operating income. This increase in Quest Integrity is primarily the result of increased demand for Quest Integrity’s proprietary services and tools.

Decreased activity levels in IHT were associated with volume declines due to regional competitive pressures along the Gulf Coast and deliberate market share loss due to a continued focus on pricing discipline. Also contributing to the decrease was the loss of revenue from certain under-performing businesses in IHT that closed down in late 2018.

Cash and Total Liquidity

Consolidated cash and cash equivalents were $12.2 million at December 31, 2019. We had approximately $66 million of available borrowing capacity with total liquidity of $78 million at December 31, 2019.

Preliminary Internal Controls and Disclosure Controls Findings

The Company conducted an investigation, with the assistance of outside advisors, following the Company’s discovery that over a period of multiple years an employee at Team Industrial Services Netherlands B.V., one of its wholly-owned subsidiaries, misappropriated assets from the Company and circumvented controls in an attempt to conceal the transactions. As a result of this discovery, which was within its Netherlands subsidiary, the Company expects to disclose in its Annual Report on Form 10-K for the year ended December 31, 2019, that it identified a material weakness in its internal control over financial reporting as of the year-end 2019. Following additional analysis and procedures conducted, the Company has concluded that adjustments for fiscal year 2019 and prior years are immaterial to the financial statements of the Company and did not result in any changes to its financial results. The Company does not expect this matter to have any impact on its future operations, liquidity, cash flows from operating activities, or affect compliance with provisions set forth in its debt instruments.

Non-GAAP Financial Measures

The non-GAAP measures in this press release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Friday, March 13, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its fourth quarter and full year 2019 results.

By Phone: Dial 1-888-699-2378 inside the U.S. or 1-847-852-4067 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through March 20, 2020 by dialing 1-855-859-2056 inside the U.S. or 404-537-3406 outside the U.S. using the Conference ID 4479723#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, (i) any difficulties or delays that could affect the Company's ability to effectively implement the remediation plan, in whole or in part, to address the material weakness expected to be identified in the Company's internal control over financial reporting, to be described in Item 9A. "Controls and Procedures" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and (ii) such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)
Revenues	$287,807	$309,799	$1,163,314	$1,246,929
Operating expenses	203,642	224,398	835,570	918,673
Gross margin	84,165	85,401	327,744	328,256
Selling, general and administrative expenses	79,707	90,073	328,214	360,692
Restructuring and other related charges, net	1,240	2,269	1,676	6,727
Gain on revaluation of contingent consideration	—	—	—	(202)
Operating income (loss)	3,218	(6,941)	(2,146)	(38,961)
Interest expense, net	7,334	7,625	29,992	30,875
Loss on convertible debt embedded derivative	—	—	—	24,783
Other income (expense), net	344	(865)	715	(410)
Loss before income taxes	(4,460)	(13,701)	(32,853)	(94,209)
Less: Provision (benefit) for income taxes	2,774	(17,686)	(436)	(31,063)
Net income (loss)	$(7,234)	$3,985	$(32,417)	$(63,146)

Income (Loss) per common share:
Basic	$(0.24)	$0.13	$(1.07)	$(2.10)
Diluted	$(0.24)	$0.13	$(1.07)	$(2.10)

Weighted-average number of shares outstanding:
Basic	30,438	30,121	30,310	30,031
Diluted	30,438	30,465	30,310	30,031

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$12,175	$18,288

Other current assets	305,403	336,668

Property, plant and equipment, net	191,951	194,794

Other non-current assets	475,688	428,071

Total assets	$985,217	$977,821

Current portion of long-term debt and finance lease obligations	$5,294	$569

Other current liabilities	145,242	139,382

Long-term debt and finance lease obligations net of current maturities	325,299	356,814

Other non-current liabilities	72,712	23,956

Stockholders’ equity	436,670	457,100

Total liabilities and stockholders’ equity	$985,217	$977,821

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Twelve Months Ended December 31,
	2019	2018
	(unaudited)

Net loss	$(32,417)	$(63,146)

Depreciation and amortization expense	49,059	64,862

Provision for doubtful accounts	(2,573)	11,662

Deferred income taxes	3,795	(31,734)

Loss on convertible debt embedded derivative	—	24,783

Non-cash compensation cost	10,055	12,256

Working capital changes	25,045	18,958

Other items affecting operating cash flows	5,872	4,218

Net cash provided by operating activities	58,836	41,859

Capital expenditures	(29,035)	(27,164)

Proceeds from disposal of assets	934	2,580

Other items affecting investing cash flow	—	(443)

Net cash used in investing activities	(28,101)	(25,027)

Payments under revolving credit agreement, net	(82,396)	(19,690)

Borrowings under term loan, net of debt discount	49,745	—

Debt issuance costs on Credit Facility	(1,524)	(855)

Cash associated with share-based payment arrangements, net	(1,911)	(1,390)

Other items affecting financing cash flows	(719)	(1,106)

Net cash used in financing activities	(36,805)	(23,041)

Effect of exchange rate changes	(43)	(2,055)

Net change in cash and cash equivalents	$(6,113)	$(8,264)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
IHT	$120,857	$149,757	$512,950	$617,378
MS	133,324	131,475	535,372	532,365
Quest Integrity	33,626	28,567	114,992	97,186
	$287,807	$309,799	$1,163,314	$1,246,929

Operating income (loss) (“EBIT”)
IHT	$6,226	$8,554	$24,084	$37,329
MS	13,663	2,309	55,385	6,323
Quest Integrity	10,667	8,038	28,757	20,138
Corporate and shared support services	(27,338)	(25,842)	(110,372)	(102,751)
	$3,218	$(6,941)	$(2,146)	$(38,961)

Adjusted EBIT
IHT	$6,347	$10,973	$24,333	$41,410
MS	13,964	5,302	55,803	10,581
Quest Integrity	10,667	8,416	28,819	20,556
Corporate and shared support services	(21,562)	(19,394)	(87,810)	(77,647)
	$9,416	$5,297	$21,145	$(5,100)
Adjusted EBITDA
IHT	$10,670	$15,604	$41,949	$60,220
MS	19,456	14,346	77,638	46,758
Quest Integrity	11,491	9,711	32,376	24,841
Corporate and shared support services	(18,457)	(15,126)	(71,704)	(59,801)
	$23,160	$24,535	$80,259	$72,018

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted Net Income (Loss):
Net income (loss)	$(7,234)	$3,985	$(32,417)	$(63,146)
Professional fees and other[1]	3,375	7,179	16,448	23,820
Legal costs[2]	1,583	1,361	5,167	2,000
ERP costs	—	—	—	87
Restructuring and other related charges, net[3]	1,240	2,269	1,676	6,727
Asset write-offs/disposals	—	1,429	—	1,429
Gain on revaluation of contingent consideration	—	—	—	(202)
Loss on convertible debt embedded derivative	—	—	—	24,783
Investment gain	—	(978)	—	(978)
Tax impact of adjustments and other net tax items[4]	(1,301)	(3,153)	(4,891)	(16,147)
Adjusted net income (loss)	$(2,337)	$12,092	$(14,017)	$(21,627)

Adjusted net income (loss) per common share:
Basic	$(0.08)	$0.40	$(0.46)	$(0.72)
Diluted	$(0.08)	$0.40	$(0.46)	$(0.72)

Adjusted EBIT and Adjusted EBITDA:
Operating income (loss) (“EBIT”)	$3,218	$(6,941)	$(2,146)	$(38,961)
Professional fees and other[1]	3,375	7,179	16,448	23,820
Legal costs[2]	1,583	1,361	5,167	2,000
ERP costs	—	—	—	87
Restructuring and other related charges, net[3]	1,240	2,269	1,676	6,727
Asset write-offs/disposals	—	1,429	—	1,429
Gain on revaluation of contingent consideration	—	—	—	(202)
Adjusted EBIT	9,416	5,297	21,145	(5,100)
Depreciation and amortization
Amount included in operating expenses	6,059	6,799	24,816	27,140
Amount included in SG&A expenses	6,300	9,597	24,243	37,722
Total depreciation and amortization	12,359	16,396	49,059	64,862
Non-cash share-based compensation costs	1,385	2,842	10,055	12,256
Adjusted EBITDA	$23,160	$24,535	$80,259	$72,018

Free Cash Flow:
Cash provided by (used in) operating activities	$25,817	$36,557	$58,836	$41,859
Capital expenditures	(5,836)	(7,770)	(29,035)	(27,164)
Free Cash Flow	$19,981	$28,787	$29,801	$14,695
____________________________________

1
For the three and twelve months ended December 31, 2019, includes $2.5 million and $12.3 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and twelve months ended December 31, 2018, includes $3.7 million and $15.5 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2
For the three and twelve months ended December 31, 2019, primarily relates to accrued costs due to resolutions of certain legal matters. For the three and twelve months ended December 31, 2018, primarily relates to intellectual property legal defense costs associated with Quest Integrity.

3	Relates to restructuring costs incurred associated with the OneTEAM program.

4
Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three and twelve months ended December 31, 2019 and 28% for the three and twelve months ended December 31, 2018.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income	$6,226	$8,554	$24,084	$37,329
Professional fees and other[1]	—	860	—	1,086
Restructuring and other related charges, net[2]	121	1,559	249	2,995
Adjusted EBIT	6,347	10,973	24,333	41,410
Depreciation and amortization	4,323	4,631	17,616	18,810
Adjusted EBITDA	$10,670	$15,604	$41,949	$60,220

MS
Operating income	$13,663	$2,309	$55,385	$6,323
Professional fees and other[1]	—	(211)	—	315
Restructuring and other related charges, net[2]	301	1,775	418	2,514
Asset write-offs/disposals	—	1,429	—	1,429
Adjusted EBIT	13,964	5,302	55,803	10,581
Depreciation and amortization	5,492	9,044	21,835	36,177
Adjusted EBITDA	$19,456	$14,346	$77,638	$46,758

Quest Integrity
Operating income	$10,667	$8,038	$28,757	$20,138
Restructuring and other related charges, net[2]	—	378	62	418
Adjusted EBIT	10,667	8,416	28,819	20,556
Depreciation and amortization	824	1,295	3,557	4,285
Adjusted EBITDA	$11,491	$9,711	$32,376	$24,841

Corporate and shared support services
Operating loss	$(27,338)	$(25,842)	$(110,372)	$(102,751)
Professional fees and other[1]	3,375	6,530	16,448	22,419
Legal costs[3]	1,583	1,361	5,167	2,000
ERP costs	—	—	—	87
Restructuring and other related charges (credits), net[2]	818	(1,443)	947	800
Gain on revaluation of contingent consideration	—	—	—	(202)
Adjusted EBIT	(21,562)	(19,394)	(87,810)	(77,647)
Depreciation and amortization	1,720	1,426	6,051	5,590
Non-cash share-based compensation costs	1,385	2,842	10,055	12,256
Adjusted EBITDA	$(18,457)	$(15,126)	$(71,704)	$(59,801)
___________________

1
For the three and twelve months ended December 31, 2019, includes $2.5 million and $12.3 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and twelve months ended December 31, 2018, includes $3.7 million and $15.5 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2	Relates to restructuring costs incurred associated with the OneTEAM program.

3
For the three and twelve months ended December 31, 2019, primarily relates to accrued costs due to resolutions of certain legal matters. For the three and twelve months ended December 31, 2018, primarily relates to intellectual property legal defense costs associated with Quest Integrity.